EX-99.1

                                  News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

Investor Contact                            Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact                                Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE
February 15, 2012

Vectren Corporation Reports 2011 Results
Issues Guidance for 2012

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported net income for the year ended Dec. 31, 2011, of $141.6 million, or $1.73 per share, compared to net income of $133.7 million, or $1.65 per share in 2010.

Summary results
•	Utility earnings were $122.9 million, or $1.50 per share in 2011, compared to $123.9 million, or $1.53 per share, in 2010. Nonutility earnings were $23.8 million, compared to a $9.8 million in 2010.
•	Excluding ProLiance Holdings, LLC (ProLiance) results, nonutility earnings were $46.7 million in 2011, compared to $17.7 million in 2010.
•
Fourth quarter and year to date 2011 results were impacted by a gain of approximately $12.4 million after all tax impacts associated with the sale of its retail natural gas marketer, Vectren Source; by after tax charges totaling ($9.2) million related to legacy real estate investments; and a ($6.0) million, ($3.9) million after tax, contribution to the Vectren Foundation.

•	Fourth quarter 2011 consolidated net income was $46.6 million, or $0.56 per share, compared to net income of $45.4 million, or $0.56 per share, in the fourth quarter of 2010.

“We are pleased with our overall 2011 results and the growth in our consolidated earnings per share compared to 2010. Our utility group performed well, as expected, as did our nonutility portfolio of businesses, with the exception of ProLiance, which continued to be challenged with lower natural gas optimization opportunities,” said Carl L. Chapman, Vectren’s chairman, president and CEO. “Infrastructure Services performed very well in both distribution and transmission construction, significantly exceeding our expectations for the year. In addition, as we ended 2011, we sold our retail natural gas marketing business, Vectren Source, which is consistent with our strategy to place less reliance on the commodities businesses for future earnings growth opportunities.”

2012 earnings guidance
The combined guidance range, including an expected loss at ProLiance, is consolidated earnings of $1.75 to $1.95 per share. The company expects 2012 Utility Group earnings to be within a range of $1.60 to $1.70 per share and the Nonutility Group earnings, excluding ProLiance, to be in a range of $0.30 to $0.40 per share. Based on current market conditions and outlook, we estimate Vectren’s share of ProLiance’s results for 2012 will be in a range of a net loss of ($0.10) to ($0.20) per share.

The Utility Group expectations assume normal weather in the electric service territory and weather impacts in the gas service territories are largely mitigated through rate design or other regulatory mechanisms. Related to ProLiance, as discussed above, unfavorable market conditions are assumed to continue, resulting in continued depressed asset optimization opportunities. Changes in these events or other circumstances could materially impact earnings and result in earnings for 2012 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

Sale of retail natural gas marketing subsidiary
On Jan. 3, 2012, the company announced that on Dec. 31, 2011 it had sold its wholly owned retail natural gas marketing subsidiary, Vectren Source (Source), to Direct Energy, one of North America’s largest competitive energy suppliers of electricity, natural gas and related services.

Source, which is headquartered in Evansville, Ind., provides natural gas and related services to approximately 280,000 residential and small business customers in Ohio, New York and northern Indiana.
Proceeds from the sale were $84.3 million, inclusive of and subject to a final determination of working capital, and were used to pay down short-term debt, including $47.5 million at the Source level. The sale resulted in an approximate $12.4 million consolidated gain after consideration of all tax impacts associated with the sale.

Funding of Vectren Foundation
The Vectren Foundation was established in 2000 to provide support for the many nonprofit organizations within the communities served by Vectren’s utility operations. During the fourth quarter of 2011, the company contributed $6.0 million to the Foundation.

Other nonutility business activity
During the year ended Dec. 31, 2011, results from the other nonutility businesses, which include legacy real estate and other investments, were a loss of ($10.2) million, which include fourth quarter charges totaling ($9.2) million associated with legacy real estate holdings.

Due to the continued weakness in markets where the company holds legacy real estate investments, charges were recognized in the fourth quarter of 2011. The charges impacted the carrying values of notes receivable collateralized by second mortgages of commercial real estate, equity method investments involved in affordable housing projects, and an office building that is currently for sale.

After considering the slightly above book value sale of a leveraged lease investment early in the first quarter of 2012, remaining legacy investments included in the Other Businesses portfolio have a book value of $31.7 million, or $20.4 million as reduced for the deferred taxes related to these leveraged leases.

Vectren Utility Holdings completes financing transactions
As previously disclosed, on Feb. 1, 2012, Vectren Utility Holdings, Inc., (VUHI) issued $100 million of 5 percent senior notes due Feb. 3, 2042. The proceeds received from the issuance of the senior notes, using a delayed draw feature, were used to refinance VUHI’s $96.2 million 5.95 percent senior notes due 2036, that were called at par and retired on Nov. 21, 2011.

VUHI also issued $150 million of senior unsecured notes at a weighted average interest rate of 5.12 percent on Nov. 30, 2011. Proceeds received from the issuance were used to partially refinance $250 million of VUHI long-term debt with an interest rate of 6.625 percent that matured Dec. 1, 2011.  The remainder of the maturing debt was replaced with short-term borrowings.

As a result of refinancing these two utility related long-term debt issues during the very low interest rate environment that has persisted for much of 2011, Vectren expects that its 2012 interest expense related to its utility operations will be some $8 million lower than that recorded in 2011.

Utility Group discussion
The Utility Group is comprised of VUHI’s operations, which consist of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services primarily to southwestern Indiana and includes the company’s power generating and wholesale power operations. The Utility Group also generates earnings from other operations that provide shared assets, such as customer billing systems and the customer contact center, to the company’s utility operations.

In the year ended Dec. 31, 2011, the Utility Group earned $122.9 million, compared to the $123.9 million earned in 2010. During the fourth quarter, earnings decreased to $30.1 million in 2011 from $33.6 million earned in 2010. Both the annual and quarterly decreases reflect a higher effective income tax rate in the other utility operations related primarily to a $2.8 million charge from the revaluation of existing deferred taxes resulting from the Vectren Source sale, offset by increased earnings from the electric utility operations.

Gas utility services
The Gas Utility Services operating segment, which is comprised of Vectren’s Indiana gas operations, North and South, and Vectren Ohio, earned $52.5 million during 2011, compared to earnings of $53.7 million last year. During the 2011 fourth quarter, the gas utility segment earned $19.0 million compared to $21.7 million in 2010. The decreases reflect fourth quarter increased operating expenses associated with planned maintenance activities, environmental remediation efforts, and a brief work stoppage related to bargaining unit labor negotiations in the Vectren North territory. Offsetting these declines were increases in large customer margins largely from ethanol plants throughout all gas service territories and return on bare steel/cast iron and distribution riser replacement activities in Ohio. Annual results in 2011 also reflect the expected first quarter impact of rate design changes implemented in February 2010 in the Ohio service territory.

Following is more detailed information related to the annual earnings from gas utility operations. Identified items are presented before the impact of income taxes with tax effects and other items presented net.
Year
(millions)	End
2010 Gas Utility Earnings	$53.7

Return on Ohio bare steel/cast iron & distribution riser replacement programs	2.7
Large customer usage	3.8
Impact of volumetric rate design in Ohio, prior to change to SFV in 2010 (see below)	(3.5)
Increased operating expenses	(2.4)
Depreciation expense	(3.6)
Tax effects & all other	1.8
(1.2)
2011 Gas Utility Earnings	$52.5

Vectren Ohio rate design
The rate design approved by the Public Utilities Commission of Ohio (PUCO) on Jan. 7, 2009, and initially implemented on Feb. 22, 2009, allowed for the phased movement toward a straight fixed variable (SFV) rate design, which places substantially all of the fixed cost recovery in the monthly customer service charge. This rate design mitigates most weather risk as well as the effects of declining usage. Since the straight fixed variable rate design was fully implemented in mid-February 2010, nearly 90 percent of the combined residential and commercial base rate gas margins are recovered through the customer service charge.  However, margin recognized in the first quarter of 2010 that reflected a volumetric rate design during the peak delivery winter months of January and the first half of February 2010, is now more ratably recognized throughout the year.

Electric utility services
The electric utility services operating segment is comprised of Vectren South’s electric distribution business and includes the company’s power generating and wholesale power operations. Electric operations earned $65.0 million in 2011 compared to $60.9 million in the prior year. Results in 2011 increased from electric margin, primarily from base rate changes, which offset planned outage maintenance and increases in other power supply operating costs. The effects of milder weather reduced the earnings growth somewhat. The electric operations earned $11.9 million in the fourth quarter of 2011, compared to $9.5 million in the prior year quarter. Following is more detailed information related to the annual earnings from electric utility operations. Identified items are presented before the impact of income taxes with tax effects and other items presented net.

Year
(millions)	End
2010 Electric Utility Earnings	$60.9

Weather	(7.4)
Wholesale power & transmission investments	3.4
Margin from base rate changes effective May 3, 2011	23.7
Power Supply operating expenses	(10.8)
Tax effects & all other	(4.8)
4.1
2011 Electric Utility Earnings	$65.0

Weather impacts
In the electric service territory, management estimates the margin impact of weather, compared to normal temperatures, to be approximately $3.0 million favorable and ($1.5) million unfavorable for the year and in the fourth quarter of 2011, respectively. This compares to 2010, where management estimated an annual $10.4 million and $0.5 million fourth quarter favorable impact on margin compared to normal.

Power Supply operating expenses
The changes in power supply operating expenses primarily reflect variations in planned outage maintenance activities and costs that vary with the amount of electricity generated. Of the annual increase in power supply operating costs of $10.8 million, planned outage maintenance costs increased $6.9 million and variable production costs increased $3.1 million.

Other operations
The Utility Group also generates earnings from other operations that provide shared assets, such as customer billing systems and the customer contact center, to the company’s utility operations and earns a return on those assets through currently approved rates as if portions of the assets were in the rate base of each utility. In 2011, earnings from these operations were $5.4 million compared to $9.3 million in 2010. In the fourth quarter of 2011, there was a loss of ($0.8) million compared to earnings of $2.4 million in 2010.  The decreases are primarily due to a higher effective income tax rate. The higher income tax rate results primarily from the revaluation of Utility Group deferred income taxes related to the fourth quarter sale of Vectren Source, resulting in a $2.8 million charge.

Nonutility Group discussion
All amounts included in this section are after tax. Results reported by business group are net of nonutility group corporate expense.

In 2011, the Nonutility Group earned $23.8 million compared to earnings of $9.8 million in 2010. The operating businesses of Infrastructure Services, Energy Services and Coal Mining earned $38.2 million in 2011 and $21.4 million in 2010.

Infrastructure Services
Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline (Miller) and Minnesota Limited, which was acquired on March 31, 2011.

Results from Infrastructure Services’ operations for the year ended Dec. 30, 2011, were earnings of $14.9 million compared to $3.1 million earned in the prior year. Minnesota Limited contributed $9.4 million of the increase, reflective of increased demand for work on transmission pipeline repairs. The remainder of the year over year increase, totaling $2.4 million, relates to Miller’s ongoing operations and is representative of increased demand for its services. Construction activity, particularly in Minnesota Limited’s market area, is greater during the summer months and begins to decline due to weather conditions during the fourth and first quarters. During the fourth quarter, earnings from Infrastructure Services were $3.8 million ($3.1 million from Minnesota Limited) in 2011 compared to earnings of $0.9 million in 2010. Construction activity generally is expected to remain strong as utilities and pipeline operators continue to replace their aging natural gas and oil infrastructure and as the need for additional shale gas and oil infrastructure becomes more prevalent.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through Energy Systems Group (ESG).

Earnings were $6.7 million in 2011, compared to earnings of $6.4 million in 2010. The increased results reflect the initiation of more projects during the fourth quarter of 2011, which resulted in a 28 percent increase in revenues quarter over quarter. The increased revenue and related tax impacts provided an offset to increased sales force ramp up and recruitment costs incurred throughout the year to facilitate future growth. Energy Services contributed earnings of $5.1 million during the fourth quarter of 2011, compared to earnings of $2.2 million in 2010. At Dec. 31, 2011, backlog was $82 million compared to $118 million at Dec. 31, 2010. Though the backlog has declined since the 2010 level, it remains strong and continues to reflect the national focus on a comprehensive energy strategy and a continued focus on energy conservation, renewable energy, and sustainability. It is expected that these favorable conditions will create future growth in this area.

Coal Mining
Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc.

Coal Mining results were $16.6 million in 2011, compared to earnings of $11.9 million in 2010.  Coal Mining revenues, which reflect increased sales to third parties as a result of ramping up production following the opening of Oaktown 1 in the second quarter of 2010, were $286 million in 2011, an increase of approximately $76 million compared to the prior year. Coal production and sales were 5.1 million tons and 5.2 million tons respectively in 2011. The second mine in the Oaktown mining complex is anticipated to open in the third quarter of 2012, depending on demand for the additional coal production. Coal Mining earnings were $0.7 million during the quarter ended Dec. 31, 2011, compared to $3.8 million in 2010, with the decrease primarily attributable to the company encountering difficult mining conditions at Prosperity Mine during the quarter.

Vectren Fuels is currently in negotiation with a number of customers regarding sales in 2012 and beyond.  Vectren Fuels and Vectren South have adjusted both the price and quantity of coal through the remaining terms of contracts that had price reopener clauses. Pursuant to the supply contracts, Vectren Fuels expects to supply Vectren South, including its plant jointly owned with ALCOA, approximately 1.8 million tons in 2012 and between 2.1 and 2.5 million tons in 2013. Expected coal production and sales in 2012 is 6.0 million tons, with approximately 75 percent of that production sold. While both production and sales are expected to increase in 2012, the impact of lower prices is expected to more than offset the higher volumes, and earnings from Coal Mining operations in 2012 are expected to be lower than the results in 2011.

Energy Marketing
Energy Marketing is comprised of the company’s gas marketing operations, energy management services and retail gas supply operations. The Energy Marketing group consists of the company’s investment in ProLiance and the company’s former wholly owned subsidiary, Source, which was sold on Dec. 31, 2011.

During 2011, Vectren’s share of ProLiance’s loss totaled approximately ($22.9) million compared to a loss of ($7.9) million in 2010. The ($15.0) million increased loss reflects the impact on the market of new natural gas sources from shale and greater transmission capacity, as well as the impacts of reduced industrial demand for natural gas in the Midwest, and is consistent with trends experienced dating back to the latter part of 2010. These conditions have resulted in plentiful natural gas supply and lower and less volatile natural gas prices. Historical basis differences between physical and financial markets and summer and winter prices have narrowed. As a result, there have been reduced opportunities to optimize ProLiance’s firm transportation and storage capacity. ProLiance has structured optimization activities to remain flexible to maximize potential opportunities if market conditions improve and, as an example, has hedged nearly 25 Bcf of storage against next winter at higher margins than 2011. During the quarter ended Dec. 31, 2011, the company’s share of ProLiance’s results was earnings of approximately $2.4 million compared to earnings of $2.0 million in 2010.

Various profit improvement initiatives are underway, including efforts to lower the cost of pipeline and storage demand costs through ongoing renegotiations. Through these negotiations and by dropping some uneconomical contracts as they expire, pipeline transportation and storage costs have been lowered to approximately $55 million for 2012, compared to $73 million in 2011. In addition to this reduction, additional opportunities exist to renegotiate or drop the remaining contracts, including those with annual demand costs of $18 million that are scheduled to expire through 2015. At Dec. 31, 2011, ProLiance had just over $160 million of members’ equity on its balance sheet, no long-term debt outstanding and seasonal borrowings of $86 million on its short-term credit facility. Depressed market conditions continue, but the demand savings and other actions are expected to reduce ProLiance’s losses in 2012.

On Dec. 31, 2011, the company sold Source for proceeds of $84.3 million, including, and subject to a final determination of, working capital. The sale, net of transaction costs, resulted in a gain of approximately $12.4 million, or $0.15 on a per share basis, after the consideration of current income taxes and the impact of the revaluation of consolidated deferred income taxes.  Prior to the sale, Source earned $2.8 million in 2011 compared to $3.7 million in 2010. During the fourth quarter, earnings were $1.8 million compared to $2.9 million in the prior year quarter. Results in 2011 were unfavorably impacted by fourth quarter warm weather.

Other Businesses
During the year ended Dec. 31, 2011, results from the other nonutility businesses, which include legacy real estate and other investments, were a loss of ($10.2) million compared to a loss of ($7.4) million in 2010. In the fourth quarter, losses were ($9.3) million in 2011 compared to break even results in 2010.  Results in 2011 include fourth quarter charges totaling ($9.2) million associated with legacy real estate holdings. Results in 2010 reflect a second quarter ($4.0) million charge related to a decline in the fair value of an energy-related investment originally made in 2004 by Haddington Energy Partners and a first quarter ($2.9) million charge related to the reduction in value of a note receivable recorded in 2002 related to a previously exited business.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on Feb. 16, 2012
Vectren’s financial analyst call will be at 2 p.m. (EST), Feb. 16, 2012, at which time management will discuss 2011 financial results and 2012 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2011 Year-end Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-looking statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements. Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations. Increased competition in the energy industry, including the effects of industry restructuring and unbundling. Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases. Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight. Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations. Economic conditions surrounding the current economic uncertainty, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments. Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense. Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks. Direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries. The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the Company’s infrastructure, energy services, coal mining, and energy marketing strategies. Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves. Factors affecting the Company’s investment in ProLiance, including natural gas volatility and basis; in the ability to lower fixed contract costs; and availability of credit. Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Risks associated with material business transactions such as mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions. Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws. Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2011 annual report on Form 10-K filed on Feb. 16, 2012. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.